Exhibit 10.3

HOWARD BANK

EXECUTIVE INCENTIVE PLAN

1.	Name and Purpose

(a)
Howard Bank hereby establishes this Howard Bank Executive Incentive Plan, as set forth herein and as it may be amended from time to time (the “Plan”).  The purpose of the Plan is to reward the achievement of annual business results in a manner that is consistent with the Company’s strategic plan, values and ongoing sustainability.

(b)
The Plan shall become effective as of February 26, 2018, and, unless otherwise determined by the Board, will apply for the entire 2018 Bonus Year.  The Plan shall remain in effect for future Bonus Years until the Board (as defined below) amends or terminates the Plan pursuant to Section 8 below.

2.	Definitions

As used in the Plan, unless the context otherwise requires, each of the following terms has the meaning set forth below:

(a)	“Award” means a bonus award to a Participant under the Plan, as determined by the Committee.

(b)	“Bonus Year” means a calendar year.

(c)	“Board” means the Board of Directors of Howard Bank.

(d)	“CEO” means the Chief Executive Officer of the Company.

(e)	“Committee” means the Compensation Committee of the Board or another committee of the Board that is delegated authority to administer the Plan.

(f)	“Company” means Howard Bank, together with its parent(s) and subsidiaries.

(g)	“Participant” means any individual who is an executive of the Company and is selected by the Committee to participate in the Plan for a Bonus Year.

3.	The Committee and Its Functions

(a)
Subject to the provisions of the Plan and applicable oversight by the Board, full power and authority to interpret and administer the Plan are vested in the Committee.  The Committee shall have the discretionary authority to act with respect to each Participant.  The Committee is authorized to conduct such consultations with officers and other executives of the Company as it shall deem necessary or appropriate in the performance of its duties and responsibilities with respect to the Plan.

(b)	Without limiting the generality of Section 3(a) above, and except as otherwise specifically provided in the Plan, the Committee shall have the exclusive authority and discretion to:

(i)	select which executives of the Company (including the CEO) shall be Participants in the Plan in any Bonus Year, subject to the terms of the Plan;

(ii)	determine the size of the Awards to be granted to Participants and, subject to the terms of the Plan, the timing of such grants and the payment thereof;

(iii)	determine whether and to what extent any performance metrics applicable to Awards have been met;

(iv)	interpret and administer the Plan and any instrument or agreement relating to the Plan or an Award;

(v)	establish, amend, suspend, or waive rules and regulations not inconsistent with the provisions of the Plan for the administration thereof;

(vi)
engage or employ from time to time such counsel, advisers, consultants, accountants, analysts and other persons as it may deem necessary or expedient for the performance of such functions, including engaging third parties to perform valuations;

(vii)	appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(viii)	determine the rights of Participants in the event of death, disability, termination and the like; and

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

All designations, determinations, interpretations and other decisions by the Committee under or with respect to the Plan or any Award under the Plan shall be made in the Committee’s discretion and shall be final, conclusive, and binding upon all persons, including any employee of the Company, and any beneficiary or legatee of an employee of the Company.  No determination of the Committee shall be subject to de novo review if challenged in court.

(c)	Except as may be limited by the Board, the Committee shall have authority to delegate its authorities under the Plan to officers of the Company or other individuals.

(d)	No person acting pursuant to the authority provided herein shall be liable for any action or determination relating to or under the Plan.

4.	Eligibility

(a)
The Committee shall select each executive of the Company who shall be eligible to participate in the Plan for a Bonus Year.  The Committee may request that the CEO identify and recommend for the Committee’s approval the executives (other than the CEO) who shall be eligible to participate in the Plan for a Bonus Year.

(b)
Unless the Committee determines otherwise, executives who begin employment with the Company following the commencement of a Bonus Year may be selected to be eligible to participate in the Plan for such Bonus Year only if the executive’s employment with the Company began prior to October 1st of such year.

5.	Awards

(a)	A Participant may be granted an Award for a particular Bonus Year as the Committee, in accordance with the Plan, may in its discretion determine.

(b)
The Committee shall determine, in accordance with the Plan, the terms and conditions for each Award, including but not limited to the applicable performance metrics, the target payout amount, the maximum payout amount, and any other vesting or performance conditions.  Performance metrics may be based on strategic, financial or other goals, and may be measured on a company-wide or individual basis, or any other basis.

(c)	The terms and conditions of an Award may, but need not, be set forth in a written agreement signed by the Company and the Participant.

6.	Payment

(a)	Except as may be provided in a written agreement entered into between the Company and the Participant, a Participant must satisfy the following conditions in order to receive payment under an Award:

(i)
The Participant must remain continuously employed with the Company at least through the last day of the Bonus Year (or such later date as may be determined by the Committee) and must not have given notice of resignation or received a notice of termination as of such date; and

(ii)
The Participant must satisfy any performance requirements established by the Committee and must not be subject to a written Performance Improvement Plan (“PIP”) or have an unsatisfactory performance rating as of the last day of the Bonus Year (or such later date as may be determined by the Committee).

(b)
Following the end of a Bonus Year, the Committee shall determine the extent to which the performance metrics applicable to such Bonus Year have been attained, and the actual payout amount, if any, for each Award.  The Committee shall have the discretion to make appropriate adjustments to any evaluation of performance under a performance metric to eliminate the effects of extraordinary, nonrecurring or unusual items, transactions or events.

(c)
The Committee shall have the authority to adjust the actual payout amount under any Award; provided that, unless the Committee expressly determines otherwise, any reduction in the actual payout amount to one Participant shall not increase the actual payout amount to any other Participant. The Committee may, in its discretion, make no payout under all or a portion of the Awards granted for a Bonus Year.

(d)
Payment under an Award will be made in the year following the Bonus Year to which the Award relates and by March 15th of such following year. Awards under the Plan shall be paid in cash and shall be subject to applicable tax withholding.

(e)
If any overpayment is made under the Plan, the individual receiving the overpayment shall promptly, upon notice from the Committee, return the amount of such overpayment to the Company.  Alternatively, the Company shall have the right to offset the amount of the overpayment against further amounts payable to or on account of the person who received the overpayment, to the maximum extent permitted by law.  The foregoing remedy is not intended to be exclusive.

7.	Regulatory and Other Requirements

(a)
All obligations of the Company under this Plan will be terminated, except to the extent it is determined that continuation of the Plan is necessary for the continued operation of the Bank (i) by the Board of Directors of the Federal Deposit Insurance Corporation (or its successor) (“FDIC”, and such Board of Directors, the “FDIC Board”) or its designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or (ii) by the FDIC Board or its designee, at the time the FDIC Board or its designee approves a supervisory merger to resolve problems relating to the operation of the Company; (iii) when the Company is determined by the FDIC Board or its designee to be in a troubled condition within the meaning of 12 C.F.R. § 303.101(c); (iv) if the Company or the Bank fails to meet minimum capital requirements; or (v) if the Company or the Bank becomes subject to final agency action that requires termination of the Plan.

(b)
If any payment hereunder is determined to violate any regulatory requirement applicable to the Company, the Company may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359 and any regulations issued under 12 U.S.C. § 956(b) of the Dodd-Frank Act.

(c)
Awards, including any payment made pursuant thereto, may be subject to clawback or forfeiture to the extent required by (i) applicable law (including FDIC FIL 66-2010), (ii) a regulator or government agency with authority over the Company, (iii) the rules and regulations of the Nasdaq Stock Market or other applicable securities exchange, (iv) a written policy adopted by the Company, or (v) a written agreement signed by the Company and the Participant.

8.	Unfunded Plan

The Plan shall be an unfunded plan.  Benefits under the Plan shall be paid from the general assets of the Company and no Participant or other person shall have any claim to any specific assets of the Company.

9.	Termination, Suspension and Amendment

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan; provided, however, that any revision or amendment that would cause the Plan to fail to comply with the requirements of any applicable law, regulation or rule (including, without limitation, the rules and regulations of the Nasdaq Stock Market or other applicable securities exchange) if such amendment were not approved by the shareholders of the Company shall not be effective unless and until such shareholder approval is obtained.

10.	No Right to Employment or Participation

(a)
No provision of the Plan, grant or payment of an Award, nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any individual any right to be retained in the employ of the Company, or affect or limit the right of the Company to terminate such employment.

(b)
No employee of the Company shall have the right to be selected to participate in the Plan.  The selection of an employee to be eligible to participate in one Bonus Year does not grant the employee a right to participate in any future Bonus Year.

11.	General Provisions

(a)
If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(b)
The Plan and all Awards under the Plan shall be construed in accordance with and governed by the laws of the State of Maryland (without regard to any principles of conflicts of laws that refer construction to the laws of another jurisdiction), except to the extent superseded by federal law.

(c)	Nothing in the Plan shall restrict, or shall be construed as restricting, the Committee’s or the Company’s authority to award discretionary bonuses that are separate and apart from the Plan.

(d)
It is intended that, and the Plan shall be interpreted such that, each Award is either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Nothing in the Plan shall, or shall be interpreted or construed to, transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) to the Company or to any other individual or entity, and the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant.

(e)
Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, a Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A, is triggered by a separation from service and would otherwise be paid within six months after the Participation’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A).